Exhibit 99.1

FOR IMMEDIATE RELEASE
New Source Energy Partners L.P. Announces Addition of Charles Lee Reynolds III and Dikran Tourian to Board of Directors
OKLAHOMA CITY, February 13, 2014 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced the appointment of Messrs. Charles Lee Reynolds III and Dikran Tourian to the Board of Directors (the “Board”) of New Source Energy GP, LLC, New Source’s general partner, effective immediately. As an independent director, Mr. Reynolds was appointed to serve as a member of the Board’s Audit and Conflicts Committees.
About Charles Lee Reynolds III
Mr. Reynolds is Practice Leader of the North American Exploration and Production Energy Insurance Practice for Arthur J. Gallagher Risk Management Services, Inc. (AJG). Mr. Reynolds is responsible for providing risk management and insurance brokerage expertise to clients of AJG and to assure that the firm consistently provides a full spectrum of specialized professional services. Prior to taking his current position with AJG in 2011, Mr. Reynolds was the founder and president of Meyers-Reynolds & Associates, Inc. with offices in Oklahoma City and Tulsa, Oklahoma. Meyers-Reynolds specialized in providing professional risk management and insurance brokerage services to clients in the energy space on a global basis.
In addition to experience in the United States, during his 37 year career, Mr. Reynolds has handled or consulted on energy risks in Argentina, Australia, Bulgaria, the Czech Republic, the Caribbean, China, Colombia, France, Guatemala, India, Indonesia, Spain, the United Kingdom and Venezuela. Mr. Reynolds received a Bachelor of Arts degree from the University of Oklahoma in 1974 and a Masters of Business Administration degree from Oklahoma City University in 1976.
About Dikran Tourian
Dikran Tourian was appointed President of the Oilfield Services & Midstream Division of the Partnership in November 2013 in connection with the Partnership’s acquisition of MCE, LP, a services company specializing in increasing efficiencies and safety in drilling and completing processes that Mr. Tourian co-founded in 2010. Mr. Tourian has founded and sold numerous businesses since 2000, including a sale to Compass Diversified Holdings (NYSE: CODI) in 2007. He has a strong track record in spearheading consolidations and turnarounds across numerous highly competitive industries from health care to oilfield services. A native of western Oklahoma, Tourian earned a marketing degree from the Price School of Business at the University of Oklahoma in 1999.
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its wholly owned subsidiary, MCE LP. For more information on the Partnership please visit www.newsource.com.

New Source Energy Partners L.P.-Investor & Media Contact
Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com